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                                                                EXHIBIT NO. 99.1

  LIN TV CORP.'S SUBSIDIARY COMPLETES SALE OF 6 1/2% SENIOR SUBORDINATED NOTES
              AND 2.50% EXCHANGEABLE SENIOR SUBORDINATED DEBENTURE

        Calls Outstanding 8 3/8% Senior Subordinated Notes for Redemption

PROVIDENCE, R.I.( May 12, 2003--LIN TV Corp. (NYSE: TVL - News) today announced that its wholly owned subsidiary LIN Television Corporation completed its sale of $200 million aggregate principal amount of 6 1/2% Senior Subordinated Notes due 2013 ("Notes") and $100 million aggregate principal amount of 2.50% Exchangeable Senior Subordinated Debentures due 2033 ("Debentures") in previously announced private placements. The Debentures are exchangeable for shares of LIN TV Corp. class A common stock. In addition, LIN Television granted the initial purchasers of the Debentures an option to purchase up to an additional $25 million aggregate principal amount of the Debentures.

LIN Television also initiated a call for redemption of all of its $300 million outstanding aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2008. The redemption date has been set at June 15, 2003. Notices of redemption will be mailed to holders of the 8 3/8% Senior Subordinated Notes on May 16, 2003. The proceeds from the sale of the Notes and the Debentures will be used towards this redemption.

None of the Notes, the Debentures nor the LIN TV Corp. shares of class A common stock issuable upon exchange of the Debentures have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

Contact:
Investors:
LIN TV Corp.
Deborah R. Jacobson, 401/457-9403
or
Media:
Kekst and Company
Mark Semer, 212/521-4802